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                                                            EXHIBIT 3.13






                                    GUARANTEE

         FOR VALUE RECEIVED, and in consideration for, and as an inducement to FORTY-FOUR LOWELL JUNCTION ANDOVER LLC (the "Landlord") to make the foregoing lease (the "Lease") with DURASKID (NEW ENGLAND), L.L.C. (the "Tenant"), the undersigned, DURA PRODUCTS INTERNATIONAL, INC., a Canadian corporation (the "Guarantor"), unconditionally guarantees the full performance and observance of all the covenants, conditions and agreements therein provided to be performed and observed by the Tenant, the Tenant's successors and assigns, and expressly agrees that the validity of this agreement and the obligations of the Guarantor shall in no wise be terminated, affected or impaired by reason of the granting by the Landlord of any indulgences to the Tenant or by reason of the assertion by the Landlord against the Tenant of any of the rights or remedies reserved to the Landlord pursuant to the provisions of the Lease or by the relief of the Tenant from any of the Tenant's obligations under the Lease by operation of law or otherwise (including, but without limitation, the rejection of the Lease in connection with proceedings under the bankruptcy laws now or hereafter enacted); the Guarantor hereby waiving all suretyship defenses. The obligations of the Guarantor include the payment to Landlord of any monies payable by Tenant under any provisions of the Lease, at law, or in equity, including, without limitation, any monies payable by virtue of the breach of any warranty, the grant of any indemnity or by virtue of any other covenant of Tenant under the Lease.

         The Guarantor further covenants and agrees that this Guarantee shall remain and continue in full force and effect as to any renewal, modification or extension of the Lease, whether or not the Guarantor shall have received any notice of or consented to such renewal, modification or extension. The Guarantor further agrees that its liability under this Guarantee shall be primary (and that the heading of this instrument and the use of the word "guarantee(s)" shall not be interpreted to limit the aforesaid primary obligations of the Guarantor), and that in any right of action which shall accrue to the Landlord under the Lease, the Landlord may, at its option, proceed against the Guarantor, any other guarantor, and the Tenant, jointly or severally, and may proceed against the Guarantor without having commenced any action against or having obtained any judgment against the Tenant or any other guarantor. The Guarantor irrevocably waives any and all rights the Guarantor may have at any time (whether arising directly or indirectly, by operation of law or by contract or otherwise) to assert any claim against the Tenant on account of payments made under this Guarantee, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any security deposit or other collateral which may be held by the Landlord; and the Guarantor will not claim any set-off or counterclaim against the Tenant in respect of any liability the Guarantor may have to the Tenant. The Guarantor further represents to the Landlord as an inducement for it to -make the Lease, that the Guarantor owns all of the entire outstanding capital stock of the Tenant, that the execution and delivery of this Guarantee is not in contravention of its charter or by-laws or applicable state laws, and has been duly authorized

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by its Board of Directors.


         It is agreed that the failure of the Landlord to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants of the Lease or to exercise any right therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right, but the same shall continue and remain in full force and effect. Receipt by the Landlord of rent with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach.

         No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of the Guarantor under this Guarantee; and wherever reference is made to the liability of the Tenant named in the Lease, such reference shall be deemed likewise to refer to the Guarantor.

         All payments becoming due under this Guarantee and not paid when due shall bear interest from the applicable due date until received by the Landlord at the interest rate set forth in Section 4.2.6 of the Lease.

         It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the heirs, executors, administrators and assigns of the Landlord, and shall be binding upon the successors and assigns of the Guarantor.

         IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized representative, and its
corporate seal to be affixed hereto this     day of
                    , 1998.


Attest:                                      DURA PRODUCTS INTERNATIONAL, INC.



______________________________               By:______________________________
Secretary                                       Its President
                                                Hereunto duly authorized





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                                 ACKNOWLEDGMENT

STATE OF            )
                    ) ss.
COUNTY OF           )                                     , 1998

     On this day, before me, personally appeared         , who being by me duly
sworn, did say that he is President of Dura Products International, Inc., that said instrument was signed and sealed on behalf of said corporation by authority
of its Board of Directors; and said          acknowledged said instrument to be
the free act and deed of said corporation.



                                         --------------------------------------
                                         Notary Public
                                         My Commission Expires:
















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